     Filed with the Securities and Exchange Commission on August 15, 1997
                                                      Registration No. 333-____.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           STUART ENTERTAINMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                   Delaware                               84-0402207
       -------------------------------                 -------------------
       (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                 Identification No.)


        3211 Nebraska Avenue, Council Bluffs, Iowa 51501, (712) 323-1488
        ----------------------------------------------------------------
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)

                              --------------------

                               Michael A. Schalk
        3211 Nebraska Avenue, Council Bluffs, Iowa 51501, (712) 323-1488
        ----------------------------------------------------------------
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   COPIES TO:

              Warren L. Troupe, Esq. and Deborah A. Schultz, Esq.
                            Morrison & Foerster LLP
              370 17th Street, Suite 5200, Denver, Colorado 80202
                                 (303) 592-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
     Title of each class of       Amount to be    Proposed maximum offering     Proposed maximum aggregate       Amount of
   securities to be registered     registered         price per share(1)            offering price(1)         registration fee
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par
  value per share                  1,322,680               $2.00                        $2,645,360                $801.62
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                1,322,680 SHARES
                           STUART ENTERTAINMENT, INC.
                          COMMON STOCK, $.01 PAR VALUE

     This Prospectus relates to an aggregate of 1,322,680 shares of common stock, $.01 par value per share (the "Common Stock") of Stuart Entertainment, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereby. The Company will pay all expenses incident to the registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act").

     Sales by the Selling Stockholders hereby may be effected from time to time in one or more transactions for the Selling Stockholders' own account (which may include block transactions) on the Nasdaq Stock Market or in negotiated transactions. Sales will be at prices and on terms then prevailing or at prices related to the current market price or at negotiated prices and terms. In connection with any sales of the Common Stock offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined under the Securities Act, and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Common Stock is listed for trading on the Nasdaq Stock Market under the symbol "STUA." On August 12, 1997, the last reported sale price of the Common Stock was $2.00 per share.

     THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

     (4) the Company's Current Report on Form 8-K dated July 1, 1997; and

     (5) The description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on October 28, 1982.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Stuart Entertainment, Inc. Attention:
Corporate Secretary, 3211 Nebraska Avenue, Council Bluffs, Iowa 51501, (712) 323-1488.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. This Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from results expressed or implied by such forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Therefore forward-looking statements should not be relied upon as a prediction of actual future results. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE AND REFINANCE DEBT

     In connection with the Company's acquisition of Trade Products, Inc. ("Trade Products") in November 1996 (the "Trade Acquisition") and the simultaneous issuance of $100,000,000 in Senior Subordinated Notes due 2001 (the "Notes"), the Company has incurred a significant amount of indebtedness. In addition, subject to the restrictions in its Amended and Restated Credit Agreement (the "Credit Agreement") and the indenture related to the Notes (the "Indenture"), the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

     The level of the Company's indebtedness could have important consequences to stockholders, including: (a) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (b) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (c) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Moreover, if the Company incurs any indebtedness under the Credit Agreement, the borrowings will be at variable rates of interest and, therefore, a substantial increase in interest rates could adversely affect the Company's ability to service its debt obligations.

     The Company's ability to satisfy its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company believes that cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness, to fund anticipated capital expenditures and to meet working capital requirements, although there is no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Company's cash requirements, the Company will seek to raise additional cash through debt or equity (in all such cases to the extent permitted by the Credit Agreement and the Indenture). No assurance can be given that any such financing will be available to the Company at the time or times needed or on terms acceptable to the Company, if at all.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the Notes, imposes restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company or any of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     In addition the Credit Agreement contains certain consolidated interest coverage ratios, maximum consolidated leverage ratios and minimum consolidated fixed charge coverage ratios. Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Credit Agreement. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the Credit Agreement, together with accrued interest, to be immediately due and payable and to terminate all commitments under the revolving credit facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of the Company are pledged as security under the Credit Agreement.

     As of March 31, 1997, the Company had not drawn any amounts under the Credit Agreement. The Company was not in compliance with certain covenants under the Credit Agreement at March 31, 1997, which noncompliance has been waived by the Company's principal banks. The Company is currently attempting to renegotiate the Credit Agreement and until such time, the Company may not draw amounts under the Credit Agreement. There can be no assurance that the Company will be able to renegotiate the Credit Agreement on terms acceptable to the Company, if at all.

RELIANCE ON BINGO INDUSTRY

     The future profitability and growth of the Company's business is substantially dependent upon factors beyond the Company's control, including, among others, the continued popularity of bingo as a leisure activity and as a means of charitable fundraising. The bingo industry is a mature industry and there can be no assurance that it will not decline in the future due to an increase in competing forms of entertainment such as lotteries, on-line gaming products and the continued expansion of the legalization by the United States and foreign jurisdictions of casino gaming. During the first half of 1997, the Company experienced a continuing softness in the U.S. pulltab market due to such competitive pressures and competition within the pulltab industry. Management believes that the Company will continue to experience softness in the U.S. pulltab ticket market throughout at least the remainder of 1997. In addition, the growth of the use of electronic bingo products could encroach upon the use of bingo paper and ink products, which represent the Company's core business. There can be no assurance that the Company will be able successfully to adapt its core business to such a change in the bingo industry. As a result of such factors, no assurance can be given of the Company's continued growth or profitability.

COMPETITION

     The markets in which the Company's products compete are extremely competitive. The principal competitive factors within the bingo paper and pulltab ticket markets are quality, service and price. The Company also competes with other forms of entertainment such as lotteries, on-line gaming products and the continued expansion of the legalization by the United States and foreign jurisdictions of casino gaming. There can be no assurances that the Company will continue to remain competitive in these or other areas.

RELATIONSHIPS WITH DISTRIBUTORS

     The Company has enjoyed a history of cooperative relationships with most distributors of its products. The failure to maintain these relationships on a widespread basis may have a material adverse effect on the business of the Company.

DEPENDENCE ON KEY PERSONNEL

     The operations of the Company depend to a great extent on the management efforts of its officers and other key personnel and on the ability to attract new key personnel and retain existing key personnel in the future. There can be no assurance that the Company will be successful in attracting and retaining such personnel, or that it will not incur increased costs in order to do so. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the business of the Company.

TRADE ACQUISITION

     Prior to the Trade Acquisition, which was completed on November 13, 1996, Stuart and Trade Products were under separate ownership and management, and their businesses were conducted separately. There can be no assurance that Stuart will be able to successfully integrate the management, staffs, operations and accounting and management information systems of Trade Products with its own. There can also be no assurance that the Company will realize enhanced product development, manufacturing, marketing, distribution or management capabilities as a result of the Trade Acquisition.

GOVERNMENT REGULATION

     The Company is subject to regulation by authorities in most jurisdictions in which its bingo, bingo-related products and electronic gaming systems are sold or used by persons or entities licensed to conduct gaming activities. The gaming regulatory requirements vary from jurisdiction to jurisdiction, and licensing, other approval or finding of suitability processes with respect to the Company, its personnel and its products can be lengthy and expensive. Many jurisdictions have comprehensive licensing, reporting and operating requirements with respect to the sale and manufacture of bingo and bingo-related products, including bingo paper, ink dabbers and electronic bingo hall equipment. These licensing requirements have a direct impact on the conduct of the day-to-day operations of the Company. Generally, gaming regulatory authorities may deny applications for licenses, other approvals or findings of suitability for any cause they may deem reasonable. There can be no assurance that the Company, its products or its personnel will receive or be able to maintain any necessary gaming licenses, other approvals or findings of suitability. The loss of a license in a particular state will prohibit the Company from selling products in that state. The loss of one or more licenses held by the Company could have an adverse effect on the Company's business. Loss of one or more licenses for an extended period may have an adverse effect on the Company's business, and the loss of one license could result in the loss of other licenses by the Company.

     The Indian Gaming Regulatory Act of 1988 ("IGRA") defines Class II gaming to include "the game of chance commonly known as bingo, whether or not electronic, computer or other technologic aids are used in connection therewith," and defines Class III gaming devices to include "electronic or electromechanical facsimiles of any game of chance or slot machines of any kind." The Company believes that Power Bingo KingTM and System 12TM, which are designed to be played in conjunction with traditional paper bingo products, should properly be classified as Class II games, and has obtained a legal opinion to the effect that System 12TM is a Class II game. The Company has applied for an advisory opinion from the National Indian Gaming Commission (the "NIGC") that System 12TM is a Class II game, as defined by IGRA, but has not yet received such designation. The Company has not applied for or received any advisory opinion by the NIGC that Power Bingo KingTM is a Class II game. It is possible that one or more regulatory authorities could take the position that Power Bingo KingTM or System 12TM should be classified as Class III devices. If either of the Company's electronic gaming systems were classified as Class III devices, these products could not be sold to Indian casinos that did not meet the requirements of IGRA and their host state for carrying Class III devices. Such a result would have a material adverse effect on the Company's sale of its electronic bingo products.

     Additionally, state and local laws in the United States, and provincial laws in Canada, which govern the sale and use of gaming products, are widely disparate and continually changing due to legislative and administrative actions and court interpretations. Changes in gaming laws through statutory enactment or amendment, court interpretation or administrative action, so as to restrict the manufacture, distribution or use of some or all of the Company's products could have a material adverse effect on the Company's business.

EXPOSURE TO FLUCTUATIONS IN PAPER
COSTS; RELIANCE ON SUPPLIERS

     The principal raw material used in the Company's business is paper, which is subject to pricing cycles. The cyclical nature of paper pricing may have a material adverse effect on the Company's business.

     For certain of its electronic products, the Company is dependent on suppliers to provide the Company with parts and components in adequate amounts and on a timely basis. The failure of one or more suppliers to meet the Company's performance specifications, quality standards or delivery schedules could have a material adverse effect on the Company's operations.

INTELLECTUAL PROPERTY RIGHTS

     The Company regards its products as proprietary and relies on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that the Company will be able effectively to protect its technology from competitors. In addition, the protections offered by trademark, copyright and trade secret laws may not prevent a competitor from designing games having an appearance and function that closely resemble the Company's games.

     As the number of electronic gaming products in the industry increases, and the uses and functions of these products further overlap, electronic gaming developers may increasingly become subject to infringement claims. The Company may also become subject to infringement claims. Any such claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business and financial condition. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on the Company's business and financial condition.

NEW PRODUCT DEVELOPMENT; RISK OF OBSOLESCENCE

     The market for certain of the Company's products, particularly for its electronic bingo hall equipment and for the products of Video King Gaming Systems, Inc. products, is characterized by changing technology, new legislation, evolving industry standards and product innovations and enhancements. The introduction of products embodying new technology, the adoption of new legislation, or the emergence of new industry standards could render existing products obsolete or unmarketable. The Company's continued ability to anticipate such changes and to develop and introduce or obtain the rights to technological advancements and new products that will gain customer acceptance may be a significant factor in the Company's ability to expand, remain competitive or attract and retain customers. The Company's business may be adversely affected if the Company incurs delays in developing new products or enhancements or if such products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

THE NASDAQ NATIONAL MARKET

     In a letter dated February 5, 1997, the Company was notified by The Nasdaq Stock Market, Inc. that it was not in compliance with the requirement for listing on the Nasdaq National Market to maintain minimum net tangible assets of $1.0 million. On April 8, 1997, the Company received a waiver of this requirement, however, this decision is currently being reviewed by The Nasdaq Listing and Hearing Review Committee. There can be no assurance that the Company will be successful in maintaining its listing on the Nasdaq National Market. However, if the Common Stock is delisted from the Nasdaq National Market, the Company believes it would be eligible for trading on the Nasdaq SmallCap Market. However, there can be no assurance that the Company would remain eligible for listing on the Nasdaq SmallCap Market. Failure to maintain its listing on either the Nasdaq National Market or the Nasdaq SmallCap Market could have a material adverse effect on the liquidity of the Common Stock.

CONCENTRATION OF OWNERSHIP

     Morgan Lewis Githens & Ahn, Inc., an investment banking firm ("MLGA"), and its affiliates own approximately 46.5% of the Company's outstanding common stock (the "Common Stock"). In addition, Leonard A. Stuart, Chairman of the Board of Directors; Albert F. Barber, Chief Executive Officer and a director; and Timothy R. Stuart, President and a director, collectively own approximately 18.4% of the outstanding Common Stock. Therefore, MLGA and management of the Company have effective control of all matters submitted to the stockholders of the Company, including the election of the Board of Directors of the Company.

FORWARD-LOOKING STATEMENTS

     The statements contained in this Registration Statement that are not historical fact are forward- looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements such as the timing, costs and scope of its acquisition of, or investments in, the bingo industry and new product development, and other matters contained in this Registration Statement or the documents incorporated by reference regarding matters that are not historical facts, are only predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of this Registration Statement or the documents incorporated by reference. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                  THE COMPANY

     The Company is a leading manufacturer of a full line of bingo and bingo-related products, including disposable bingo paper, pulltab tickets, ink dabbers, electronic bingo systems and related equipment and supplies. The Company enjoys a worldwide reputation for innovation and new product development and has been a leader in the bingo industry for over 60 years, having popularized many important breakthroughs in bingo, such as disposable bingo paper and electronic bingo systems.

     Bingo is one of North America's most popular forms of gaming and entertainment. Many nonprofit organizations sponsor bingo games for fundraising purposes, while commercial entities, Indian gaming enterprises, casinos and government sponsored entities operate bingo games for profit. The Company sells its products to this diverse group of end-users through more than 300 distributors, its direct sales force and Company-owned distribution outlets.

     A wholly-owned subsidiary, Video King Gaming Systems, Inc. ("Video King"), has developed and is currently manufacturing a line of electronic gaming products, a comprehensive gaming management tracking system and video lottery terminals and slot machines. Video King markets its products within the bingo industry, as well as the domestic and international for-profit gaming market.

     The Company was reincorporated in Delaware in 1986, and is a successor, by merger effective as of January 21, 1987, to a business founded in 1948. The Company's principal executive officers are located at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501 and its telephone number is (712) 323-1488.

                                USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth (i) the identity of the Selling Stockholders, (ii) the nature of any position or other material relationship, if any, that each Selling Stockholder has had with the Company, its predecessors or affiliates during the past three years (iii) the amount of Common Stock owned by each Selling Stockholder prior to the offering, (iv) the amount of Common Stock offered by each Selling Stockholder, and (v) the amount and (if one percent or more) the percentage of shares of the outstanding Common Stock that will be owned by each Selling Stockholder after the offering is complete:


                                                                AMOUNT OF                        SHARES TO BE OWNED AFTER
                         POSITION OR RELATIONSHIPS WITH       SHARES OWNED       AMOUNT OF             THE OFFERING
   NAME OF SELLING                    THE                       PRIOR TO          SHARES           --------------------
     SHAREHOLDER                    COMPANY                     OFFERING          OFFERED          AMOUNT(1) PERCENTAGE
   ---------------                  -------                   ------------        -------          --------- ----------
Leonard A. Stuart             Chairman of the Board              1,141,087      1,141,087             --          --
Karen Elizabeth Sisson                                              18,160         18,160             --          --
Terrance Edgar Sisson                                              163,440        163,440             --          --

                              PLAN OF DISTRIBUTION

     The Common Stock may be offered by the Selling Stockholders from time to time in one or more transactions for his or her own account on the Nasdaq Stock Market or in negotiated transactions. Sales will be at prices and on terms then prevailing or at prices related to the current market price or at negotiated prices and terms. The Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal in order to consummate the transaction; (b) purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or (d) in privately negotiated transactions. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The shares of Common Stock covered by this Prospectus may be sold under Rule 144 rather than this Prospectus if such shares qualify for sale under Rule
144. As of the date of this Prospectus, 1,141,087 shares of such Common Stock may qualify for resale under Rule 144.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission.

Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                 LEGAL MATTERS

     Certain legal matters relating to the Common Stock to be offered hereby will be passed upon for the Company by Morrison & Foerster, LLP, 370 17th Street, Suite 5200, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE WHOM IT IS UNLAWFUL
TO MAKE SUCH OFFER OR SOLICITATION.


                    TABLE OF CONTENTS

                                                      PAGE
AVAILABLE INFORMATION..................................  2
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE..............................  2
RISK FACTORS...........................................  3
THE COMPANY............................................  8
USE OF PROCEEDS........................................  9
SELLING STOCKHOLDERS...................................  9
PLAN OF DISTRIBUTION .................................. 10
ADDITIONAL INFORMATION................................. 10
LEGAL MATTERS.......................................... 10
EXPERTS  .............................................. 11

================================================================================

================================================================================

                               1,322,680 SHARES




                          STUART ENTERTAINMENT, INC.


                                 COMMON STOCK





                            ---------------------
                                  PROSPECTUS
                            ---------------------











                               AUGUST __, 1997

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be borne by the Registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the Common Stock hereunder.

                                                             Payable by the
                                                               Registrant
                                                               ----------
SEC registration fee..........................................  $  801.62

Accounting fees and expenses..................................   2,500.00
Legal fees and expenses.......................................   5,000.00
Printing costs................................................     500.00
Blue Sky fees and expenses....................................     250.00
Miscellaneous.................................................     250.00

     Total....................................................  $9,301.62



     The foregoing items, except for the SEC registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation.
Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

     Article Eight of the Certificate of Incorporation of the Registrant requires the Registrant to indemnify, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, all directors and officers of the Registrant, which it has the power to indemnify, from and against any and all expenses, liabilities or other matters referred to in Section 145.

     The Registrant's Certificate of Incorporation also provides in Article Seven that directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Article III, Section 16 of the Registrant's By-laws provides, in general, that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant maintains liability insurance coverage for its directors and officers.

ITEM 16.  EXHIBITS.

     The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

      5.1 Opinion of Morrison & Foerster, LLP as to the legality of the Common Stock being registered.

     23.1     Consent of Morrison & Foerster, LLP (see Exhibit 5.1).

     23.2     Consent of Deloitte & Touche LLP.

     24.1     Powers of Attorney.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S- 3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Council Bluffs, State of Iowa, on August 1, 1997.

                                         STUART ENTERTAINMENT, INC.


                                         By:
                                            -----------------------------------
                                              Timothy R. Stuart, President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy R. Stuart, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                   TITLE                                     DATE
         ---------                                   -----                                     ----

------------------------------------        Director                                        August 1, 1997
    Sangwoo Ahn

------------------------------------        Vice Chairman of the Board                      August 1, 1997
    Albert F. Barber                        and Chief Executive Officer

------------------------------------        Director                                        August 1, 1997
    Perry J. Lewis

------------------------------------        Director and Executive                          August 1, 1997
    Ronald G. Rudy                          Vice President

------------------------------------        Director                                        August 1, 1997
    Richard D. Spizzirri

------------------------------------        Director                                        August 1, 1997
    Ira Starr

------------------------------------        Chairman of the Board                           August 1, 1997
    Leonard A. Stuart

------------------------------------        President, Chief Operating                      August 1, 1997
    Timothy R. Stuart                       Officer and Director

------------------------------------        Director                                        August 1, 1997
    Stanley M. Taube

------------------------------------        Vice President-Finance,                         August 1, 1997
    Paul C. Tunink                          Treasurer and
                                            Chief Financial Officer

                                 EXHIBIT INDEX


          5.1 Opinion of Morrison & Foerster, LLP as to the legality of the Common Stock being registered.*

         23.1     Consent of Morrison & Foerster, LLP (see Exhibit 5.1).*

         23.2     Consent of Deloitte & Touche LLP.*

         24.1     Powers of Attorney.*

----------------
*        Filed herewith.